Exhibit 99.26(k)

[LOGO]

SECURIAN

April 27, 2012

Securian Life Insurance Company

400 Robert Street North

St. Paul, Minnesota 55101

Re:	File Number 333-132009
Securian Life Variable Universal Life Account
Post-Effective Amendment Number 7

Gentlepersons:

In my capacity as counsel for Securian Life Insurance Company (the “Company”), I have reviewed certain legal matters relating to the Company’s Separate Account entitled Securian Life Variable Universal Life Account (the “Account”) in connection with the Post-Effective Amendment Number 7 to its Registration Statement on Form N-6. This Registration Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain variable life insurance policies.

Based upon that review, I am of the following opinion:

1.               The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and

2.               The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Chad M. Bigalke
Chad M. Bigalke
Associate Counsel

Securian Life Insurance Company

400 Robert Street North

St. Paul, MN 55101-2098

651.665.3500